AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE EXCHANGE-TRADED FUNDS, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

 This Amendment (the “Amendment”) to the Investment Management Agreement is made as of the 6th day of February, 2025, by and between T. ROWE PRICE EXCHANGE-TRADED FUNDS, INC., a Maryland corporation (the “Corporation”), on behalf of its underlying series funds (the “Funds”), each a separate series of the Corporation, and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Manager”).

W I T N E S S E T H:

 WHEREAS, the parties hereto entered into an Investment Management Agreement dated as of October 28, 2019 (the “Agreement”);

 WHEREAS, the Corporation’s Board of Directors, including a majority of the directors who are not interested persons of the Corporation, has approved, effective February 6, 2025, the creation and addition of the T. Rowe Price Financials ETF, T. Rowe Price Global Equity ETF, T. Rowe Price Health Care ETF, T. Rowe Price International Equity Research ETF, and T. Rowe Price Natural Resources ETF, each as a separate series of the Corporation;

 WHEREAS, the parties hereto desire to amend the Agreement to make the changes set out below;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Schedule A to the Agreement is amended to read as follows:

Schedule A

This Agreement relates to the following Funds:

Fund Name	Effective Date of Agreement for the Fund	Annual Management Fee (as a percentage of average daily net assets)
T. Rowe Price Blue Chip Growth ETF	October 28, 2019	0.57%
T. Rowe Price Capital Appreciation Equity ETF	December 5, 2022	0.31%
T. Rowe Price Capital Appreciation Premium Income ETF	October 24, 2024	0.34%
T. Rowe Price Dividend Growth ETF	October 28, 2019	0.50%
T. Rowe Price Equity Income ETF	October 28, 2019	0.54%
T. Rowe Price Financials ETF	February 6, 2025	0.44%
T. Rowe Price Floating Rate ETF	May 11, 2022	0.59%
T. Rowe Price Global Equity ETF	February 6, 2025	0.46%
T. Rowe Price Growth ETF	December 5, 2022	0.38%
T. Rowe Price Growth Stock ETF	October 28, 2019	0.52%
T. Rowe Price Health Care ETF	February 6, 2025	0.44%
T. Rowe Price Hedged Equity ETF	October 24, 2024	0.46%
T. Rowe Price Intermediate Municipal Income ETF	February 5, 2024	0.24%
T. Rowe Price International Equity ETF	December 5, 2022	0.50%
T. Rowe Price International Equity Research ETF	February 6, 2025	0.38%
T. Rowe Price Natural Resources ETF	February 6, 2025	0.44%
T. Rowe Price QM U.S. Bond ETF	July 27, 2021	0.08%

Fund Name	Effective Date of Agreement for the Fund	Annual Management Fee (as a percentage of average daily net assets)
T. Rowe Price Small-Mid Cap ETF	December 5, 2022	0.55%
T. Rowe Price Technology ETF	May 8, 2024	0.63%
T. Rowe Price Total Return ETF	July 27, 2021	0.31%
T. Rowe Price U.S. Equity Research ETF	February 3, 2021	0.34%
T. Rowe Price U.S. High Yield ETF	May 11, 2022	0.56%
T. Rowe Price Ultra Short-Term Bond ETF	July 27, 2021	0.17%
T. Rowe Price Value ETF	December 5, 2022	0.33%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE EXCHANGE-TRADED FUNDS, INC.
/s/Cheryl L. Emory ___________________________________ Cheryl L. Emory, Assistant Secretary	/s/Fran Pollack-Matz By:___________________________________ Fran Pollack-Matz, Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn L. Reilly ___________________________________ Kathryn L. Reilly, Assistant Secretary	/s/Seba Kurian By:___________________________________ Seba Kurian, Vice President